EMERGING DELTA CORPORATION
                           --------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                             MARCH 31, 2002 AND 2001
                             -----------------------


1.   DESCRIPTION OF ORGANIZATION:
     ----------------------------

Emerging Delta Corporation (the "Company") was incorporated under the laws of the State of Delaware on February 10, 1993, for the purpose of seeking out business opportunities, including acquisitions, that the Board of Directors, in its discretion, believes to be good opportunities. Coincident with the formation of the Company, three similar companies were formed, managed by the same officers and directors, which are engaged in the same business. The Company will be heavily dependent on the skills, talents, and abilities of its management to successfully implement its business plan. An affiliate of a director is expected to be the source for most business opportunities submitted to the Company. Due to its currently limited funds, it is likely that the Company will not be able to compete with larger and more experienced entities for business opportunities which are less risky and are more attractive to such entities; business opportunities in which the Company ultimately participates will likely be highly risky and speculative.

The Company's proposed business is sometimes referred to as a "blind pool" because investors entrust their investment monies to the Company's management before they have a chance to authorize any ultimate use to which their money may be directed. Consequently, the Company's potential success is heavily dependent on the Company's management, which will have virtually unlimited discretion in searching for and entering into a business opportunity.

2.   SIGNIFICANT ACCOUNTING POLICIES:
     --------------------------------

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At March 31, 2002, all cash was invested in a money market account.

The Company follows the asset and liability method of accounting for deferred income taxes prescribed by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". The Statement provides for the recognition of a deferred tax asset for deductible temporary timing differences, capital and operating loss carryforwards, and tax credit carryforwards, net of a "valuation allowance". The valuation allowance is provided for that portion of the asset, for which it is deemed more likely than not, that it will not be realized.

There are no temporary differences between financial reporting and tax basis of assets and liabilities. The Company has incurred a cumulative loss from operations since inception. Therefore, a full valuation allowance has been provided against the deferred tax asset resulting from the net operating loss
(NOL) carryforward. No benefit was provided for the net loss incurred in 2002. In 2001 the NOL from prior years of $1,362 was fully used to offset 2001 net income, and an income tax provision was provided on the remaining taxable net income for 2001 at the initial corporate tax rate of 15%. The net operating loss carryforward at March 31, 2002 was approximately $6,500 which will be available to offset future taxable income over the next 20 years.

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The company  accounts for stock options is  accordance  with APB Opinion No. 25,
"Accounting for Stock Issued to Employees", whereby no compensation expense is recognized upon grant. The fair value and other pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", have not been included in the financial statements as such disclosures are not considered material to the financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

3.   RELATED PARTY TRANSACTIONS:
     ---------------------------

Officers and directors will be compensated based on actual time and expenses devoted to the Company's business. During 2002 and 2001, a consulting fee of $750 per month was paid to the Company's Chief Financial Officer.

4.   STOCK OPTION PLAN:
     ------------------

The Company's 1993 Stock Option Plan (the "Plan") provides for the issuance of up to 2 million shares of common stock at no less than 85% of market value at the time of grant (for non-qualified options) and no less than 110% of market value for incentive stock options (110% if the optionee holds 10% or more of the Company's common stock). During 1993 the Company granted options to current stockholders to purchase 4,300 shares of common stock at $15 per share. During 1994, the Company granted options to a consultant to purchase 2,000 shares of common stock at $12 per share. All of the options are currently exercisable and expire on December 31, 2002. All options were excluded from the computation of diluted earnings per share because they were antidilutive.



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